Exhibit 99.1

Public Relations Office: 800 Long Ridge Road Stamford, CT 06904 203-968-4644	News from Xerox FOR IMMEDIATE RELEASE

XEROX REPORTS SECOND-QUARTER EARNINGS OF 26 CENTS PER SHARE

•	Total revenue up 1 percent

•	Post-sale revenue up 2 percent

•	Gross margins improve to 41.1 percent

•	Operating cash flow of $220 million; debt down $1 billion YOY

•	Increasing stock buyback program by $500 million

STAMFORD, Conn., July 25, 2006 – Xerox Corporation (NYSE: XRX) announced today second-quarter 2006 earnings per share of 26 cents and total revenue of $4 billion.

Total revenue grew 1 percent in the second quarter. Post-sale and financing revenue, which represents about 75 percent of Xerox’s total revenue, increased 2 percent, largely driven by 4 percent post-sale growth from digital systems. Currency had a negligible impact on total and post-sale revenue.

Xerox’s strategy to boost revenue through annuity from color products and services contracts also contributed to post-sale growth with a 16 percent increase in color post-sale revenue and 5 percent post-sale growth from global services. Signings for document management services were up more than 15 percent in the quarter.

“Our second-quarter performance reflects the positive track Xerox is on to grow revenue while remaining cost-effective and competitive,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “Revenue is up – the benefit of increasing install rates of Xerox digital and color systems as well as continued demand for our document management services, all of which fuels our healthy annuity stream. Through a disciplined focus on costs and operational improvements, we increased gross margins and delivered solid bottom-line results.

“During the second quarter, we also announced the acquisition of Amici LLC, an e-discovery company whose offerings strengthen our services portfolio. And, we repurchased $225 million more in Xerox stock, nearly completing the $1 billion program. Our financial strength allows us now to increase the buyback program by another $500 million.

Xerox Reports Second-Quarter 2006 Earnings / 2

“This all adds up to consistent, steadily improving progress that delivers profitable returns and value for our shareholders,” added Mulcahy.

Revenue from Xerox’s industry-leading color systems grew 14 percent in the second quarter and now represents 34 percent of total revenue. “The number of pages printed on Xerox color systems grew 40 percent in the quarter. Pages are the power of the annuity stream as the increasing volume of color pages flows through to post-sale revenue,” said Mulcahy, noting that 44 percent of Xerox’s equipment sales now come from color products, a 10 point increase from two years ago. The company recently expanded its color offerings with five new systems including the DocuColor® 5000 mid-level digital production color press as well as a color printer, digital copiers and multifunction products aimed at offices small to large.

Equipment sale revenue was flat in the quarter and down 1 percent in constant currency. Installs of key products like production color presses and WorkCentre® multifunction systems drove up activity in the company’s production and office businesses.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 1 percent in the second quarter and was flat in constant currency. Installs of production black-and-white systems increased 9 percent, reflecting the continued success of the Xerox 4110 light production system. Production color installs grew 96 percent as strong demand continued for the DocuColor 240/250 multifunction device, Xerox’s entry production color system that prints, copies and scans.

Xerox’s office business provides document technology and services for businesses of any size. Total office revenue was up 1 percent and flat in constant currency. Installs of office black-and-white systems were down 4 percent with 12 percent growth from mid-range systems, which generate higher page volumes, only partially offsetting declines in desktop devices. In office color, installs of multifunction systems were up 13 percent driven by the continued success of the office version of the DocuColor 240/250 system.

The company also cited continued improvement in its developing markets operations. Total revenue grew 7 percent in DMO.

Xerox Reports Second-Quarter 2006 Earnings / 3

Gross margins were 41.1 percent, a year-over-year increase of 0.7 points and a nearly 1 point improvement from the first quarter of this year. The company’s selling, administrative and general expenses were 25.6 percent of revenue, a year-over-year decline of 1.1 points.

In the second quarter, Xerox generated operating cash flow of $220 million after contributing $226 million to its U.S. pension plans. The company closed the quarter with $1.2 billion in cash and short-term investments. Debt declined $1 billion year over year and about $600 million from the first quarter of this year.

Through the first half of 2006, Xerox repurchased $895 million of its stock since launching the buyback program in October 2005. The company’s board recently authorized the repurchase of another $500 million.

Xerox expects third-quarter 2006 earnings in the range of 20-22 cents per share.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. Additional information concerning these and other factors is included in the company’s 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

NON-GAAP FINANCIAL MEASURES

Constant Currency: To understand the trends in the business, Xerox believes that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. Xerox refers to this adjusted growth as “constant currency.” Developing Market currencies are shown at actual exchange rates for both actual and constant growth rates since these countries generally have volatile currency and inflationary environments. The company’s operations in these countries have historically implemented pricing actions to recover the impact of inflation and devaluation. Management believes this measure gives investors an additional perspective of revenue trends. The currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

For the company’s second-quarter 2006 management discussion and analysis, presentation slides and more information about Xerox, visit www.xerox.com/investor. To receive its RSS news feed, visit www.xerox.com/news. XEROX® and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2006	2005	% Change	2006	2005	% Change
Revenues
Sales	$1,882	$1,827	3%	$3,548	$3,521	1%
Service, outsourcing and rentals	1,884	1,874	1%	3,700	3,723	(1)%
Finance income	211	220	(4)%	424	448	(5)%

Total Revenues	3,977	3,921	1%	7,672	7,692	—

Costs and Expenses
Cost of sales	1,200	1,170	3%	2,275	2,217	3%
Cost of service, outsourcing and rentals	1,068	1,083	(1)%	2,128	2,145	(1)%
Equipment financing interest	76	83	(8)%	152	169	(10)%
Research, development and engineering expenses	230	242	(5)%	455	467	(3)%
Selling, administrative and general expenses	1,020	1,046	(2)%	2,003	2,055	(3)%
Restructuring and asset impairment charges	36	194	*	36	279	*
Other expenses (income), net	82	(14)	*	150	(46)	*

Total Costs and Expenses	3,712	3,804	(2)%	7,199	7,286	(1)%

Income from Continuing Operations before Income Taxes, Equity Income and Discontinued Operations**	265	117	126%	473	406	17%
Income tax expenses (benefits)	22	(233)	*	69	(117)	*
Equity in net income of unconsolidated affiliates	17	20	(15)%	56	57	(2)%

Income from Continuing Operations before Discontinued Operations	260	370	(30)%	460	580	(21)%
Income from Discontinued Operations, net of tax	—	53	*	—	53	*

Net Income	$260	$423	(39)%	$460	$633	(27)%
Less: Preferred stock dividends, net	(15)	(15)	—	(29)	(29)	—

Income Available to Common Shareholders	$245	$408	(40)%	$431	$604	(29)%

Basic Earnings per Share
Earnings from Continuing Operations	$0.27	$0.37	(27)%	$0.47	$0.57	(18)%
Earnings from Discontinued Operations	—	0.06	*	—	0.06	*

Basic Earnings per Share	$0.27	$0.43	(37)%	$0.47	$0.63	(25)%

Diluted Earnings per Share
Earnings from Continuing Operations	$0.26	$0.35	(26)%	$0.46	$0.55	(16)%
Earnings from Discontinued Operations	—	0.05	*	—	0.05	*

Diluted Earnings per Share	$0.26	$0.40	(35)%	$0.46	$0.60	(23)%

Note:	Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.
*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$982	$1,322
Short-term investments	199	244

Total cash, cash equivalents and short-term investments	1,181	1,566
Accounts receivable, net	2,218	2,037
Billed portion of finance receivables, net	287	296
Finance receivables, net	2,610	2,604
Inventories	1,332	1,201
Other current assets	1,098	1,032

Total current assets	8,726	8,736
Finance receivables due after one year, net	4,874	4,949
Equipment on operating leases, net	439	431
Land, buildings and equipment, net	1,600	1,627
Investments in affiliates, at equity	845	782
Intangible assets, net	270	289
Goodwill	1,748	1,671
Deferred tax assets, long-term	1,535	1,547
Other long-term assets	1,844	1,921

Total Assets	$21,881	$21,953

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,273	$1,139
Accounts payable	1,076	1,043
Accrued compensation and benefits costs	533	621
Unearned income	190	191
Other current liabilities	1,158	1,352

Total current liabilities	4,230	4,346
Long-term debt	5,846	6,139
Liabilities to subsidiary trusts issuing preferred securities	604	626
Pension and other benefit liabilities	1,059	1,151
Post-retirement medical benefits	1,207	1,188
Other long-term liabilities	1,384	1,295

Total liabilities	14,330	14,745
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid-in-capital	4,365	4,741
Treasury stock, at cost	(225)	(203)
Retained earnings	3,452	3,021
Accumulated other comprehensive loss	(930)	(1,240)

Total Liabilities and Equity	$21,881	$21,953

Shares of common stock issued	919,304	945,106
Treasury stock	(15,886)	(13,917)

Shares of common stock outstanding	903,418	931,189

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Cash Flows from Operating Activities:
Net income	$260	$423	$460	$633
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	163	167	318	326
Provisions for receivables and inventory	32	18	66	45
Net gain on sales of businesses and assets	(10)	(4)	(12)	(102)
Distributed (undistributed) equity in net income of unconsolidated affiliates	3	2	(34)	(33)
Income from discontinued operations	—	(53)	—	(53)
Stock-based compensation	17	10	28	20
Restructuring and other charges	36	194	36	279
Cash payments for restructurings	(62)	(27)	(142)	(63)
Contributions to pension benefit plans	(248)	(255)	(280)	(279)
Increase in inventories	(85)	(21)	(152)	(137)
Increase in equipment on operating leases	(58)	(61)	(113)	(113)
Decrease in finance receivables	80	95	235	274
Increase in accounts receivable and billed portion of finance receivables	(101)	(41)	(112)	(49)
Decrease in other current and long-term assets	29	80	29	99
Increase in accounts payable and accrued compensation	103	158	30	157
Net change in income tax assets and liabilities	(10)	(346)	2	(273)
Net change in derivative assets and liabilities	(10)	(24)	6	51
Increase (decrease) in other current and long-term liabilities	61	(9)	(7)	(107)
Other, net	20	(16)	9	(48)

Net cash provided by operating activities	220	290	367	627

Cash Flows from Investing Activities:
Purchases of short-term investments	(54)	(196)	(99)	(196)
Proceeds from sales of short-term investments	51	6	144	6
Cost of additions to land, buildings and equipment	(46)	(43)	(77)	(76)
Proceeds from sales of land, buildings and equipment	1	—	3	2
Cost of additions to internal use software	(18)	(14)	(31)	(26)
Proceeds from divestitures and investments, net	12	—	150	105
Net change in escrow and other restricted investments	66	11	(22)	42
Other	—	(1)	—	(1)

Net cash provided by (used in) investing activities	12	(237)	68	(144)

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	25	38	74	285
Debt payments on secured financings	(771)	(484)	(1,105)	(952)
Net cash proceeds (payments) on other debt	119	(958)	791	(1,070)
Payment of liability to subsidiary trusts issuing preferred securities	—	—	(100)	—
Preferred stock dividends	(15)	(15)	(29)	(29)
Proceeds from issuances of common stock	6	10	28	24
Excess tax benefits from stock-based compensation	3	—	10	—
Payments to acquire treasury stock	(225)	—	(463)	—
Other	(1)	(1)	(3)	8

Net cash used in financing activities	(859)	(1,410)	(797)	(1,734)

Effect of exchange rate changes on cash and cash equivalents	11	(29)	22	(55)

Decrease in cash and cash equivalents	(616)	(1,386)	(340)	(1,306)
Cash and cash equivalents at beginning of period	1,598	3,298	1,322	3,218

Cash and cash equivalents at end of period	$982	$1,912	$982	$1,912

Xerox Corporation

Segment Revenues and Segment Operating Profit

	Three Months Ended June 30,
(in millions, except operating margin)	2006	2005	Change
Revenues
Production	$1,134	$1,125	1%
Office	1,927	1,914	1%
Developing Markets Operations (DMO)	469	440	7%
Other	447	442	1%

Total Revenues	$3,977	$3,921	1%

Memo: Color*	$1,364	$1,200	14%
Operating Profit
Production	$88	$79	$9
Office	213	173	40
DMO	34	19	15
Other	(13)	66	(79)

Total Operating Profit	$322	$337	$(15)

Operating Margin
Production	7.8%	7.0%	0.8	pts
Office	11.1%	9.0%	2.1	pts
DMO	7.2%	4.3%	2.9	pts
Other	(2.9)%	14.9%	(17.8	) pts

Total Operating Margin	8.1%	8.6%	(0.5	) pts

Reconciliation to pre-tax income:
	Three Months Ended June 30,
	2006	2005
Total segment profit	$322	$337
Reconciling items:
Restructuring and asset impairment charges	(36)	(194)
Other expenses	(4)	(6)
Equity in net income of unconsolidated affiliates	(17)	(20)

Pre-tax income:	$265	$117

*	Color revenues represent a subset of total revenues.

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (“DMO”) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm excluding 50 ppm with embedded controller; North America & Europe

Office:	Monochrome up to 90 ppm; Color up to 40 ppm as well as 50 ppm with embedded controller; North America & Europe

DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa

Other:	Xerox Supplies Business Group (predominantly paper), Wide Format Systems, Xerox Technology Enterprises (“XTE”), value added services, royalty and licensing, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended June 30,
(in millions)	2006	2005	Change
Equipment sales	$1,109	$1,109	—%
Post sale and other revenue	2,657	2,592	3%
Finance income	211	220	(4)%

Total Revenues	$3,977	$3,921	1%

Reconciliation to Condensed Consolidated Statements of Income

Sales	$1,882	$1,827
Less: Supplies, paper and other sales	(773)	(718)

Equipment sales	$1,109	$1,109

Service, outsourcing and rentals	$1,884	$1,874
Add: Supplies, paper and other sales	773	718

Post sale and other revenue	$2,657	$2,592

Revenues

Second quarter 2006 total revenues grew 1% compared to the second quarter 2005. Currency had a negligible impact on total revenues in the quarter. Total revenues included the following:

•	Equipment sales were flat compared to second quarter 2005, including a 1-percentage point benefit from currency, and primarily reflected growth from Office multifunction color and Production color products as well as growth in DMO, which were offset by revenue declines in black and white products and color printers.

•	3% increase in Post sale and other revenue, including a 1-percentage point benefit from currency, reflected growth in color products and DMO which more than offset declines in light lens products.

•	14% growth in color revenue. Color revenue of $1,364 million comprised 34% of total revenue in the second quarter 2006 compared to 31% in the second quarter 2005.

•	4% decline in Finance income included a 1-percentage benefit from currency and reflected lower finance receivables.

Net Income

Second quarter 2006 net income of $260 million, or $0.26 per diluted share, included a $46 million tax benefit resulting from the resolution of certain tax matters associated with foreign tax audits, as well as after-tax restructuring charges of $25 million ($36 million pre-tax) and a $9 million after-tax charge ($13 million pre-tax) from the write-off of remaining unamortized deferred debt issuance costs as a result of the termination of our 2003 Credit Facility.

Second quarter 2005 net income of $423 million or $0.40 per diluted share included a $343 million after-tax benefit related to finalization of the 1996-1998 IRS audit, as well as after-tax restructuring charges of $130 million ($194 million pre-tax).

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months ended June 30,
(in millions)	Production	Office	DMO	Other	Total
2006
Equipment sales	$333	$598	$140	$38	$1,109
Post sale and other revenue	720	1,204	327	406	2,657
Finance income	81	125	2	3	211

Total Revenues	$1,134	$1,927	$469	$447	$3,977

2005
Equipment sales	$328	$610	$133	$38	$1,109
Post sale and other revenue	712	1,175	304	401	2,592
Finance income	85	129	3	3	220

Total Revenues	$1,125	$1,914	$440	$442	$3,921

Equipment Sales

Equipment sales reflect the results of our technology investments and the associated product launches as more than two-thirds of the second quarter 2006 equipment sales were generated from products launched in the past 24 months.

In the second quarter 2006 equipment sales of $1,109 million were unchanged from the second quarter 2005 reflecting:

•	Currency benefit of 1-percentage point.

•	Growth in Office color multifunction products, Production color products and in DMO offset by declines in revenue from black and white equipment and color printers.

•	Strong install activity in entry production color, light production, and office multifunction color products offset by overall price declines of 7% and lower installs of low end office black and white equipment.

•	Growth in color equipment sales of 9%. The pace of color equipment sales growth was impacted by lower color printer sales. Color sales represented approximately 44% of total equipment sales in the second quarter 2006 versus 40% in the second quarter 2005.

Production

Production second quarter 2006 equipment sales grew approximately 2% reflecting strong install activity partially offset by price declines of 5% and product mix. Production system install activity included:

•	96% growth in installs of production color products driven by strong DocuColor® 240/250 activity and increases in DocuColor 7000/8000 and iGen3 installs.

•	9% growth in installs of production black and white systems included 24% growth in installs of black and white light production systems reflecting the continued success of the 4110 light production system which was partially offset by a decline in installs of mid-volume black and white production systems.

Office

Office second quarter 2006 equipment sales revenue declined 2%, including a 1-percentage point benefit from currency. Price declines of approximately 8% more than offset the impact of install growth in Segment 3-5 and Office color multifunction products. Office product install activity included:

•	13% install growth in color multifunction devices driven by strong sales of the office version of the DocuColor 240/250.

•	4% decline in black and white copiers and multifunction devices as 12% install growth in Segment 3-5 products (31-90 ppm) was more than offset by an 8% decline in installs of Segment 1&2 products (11-30 ppm).

•	1% decline in color printers compared to 155% growth in the second quarter 2005. Second quarter 2005 growth was primarily a result of higher OEM sales, which have leveled in 2006.

DMO

DMO equipment sales consist of office and production products, including a large proportion of sales of Segment 1&2 office devices and printers. Equipment sales in the second quarter 2006 grew 5% reflecting strong sales of Segment 1&2 devices as well as install growth in light production black and white and production color systems.

Post Sale and Other Revenue

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

The second quarter 2006 post sale and other revenue of $2,657 million increased 3% compared to the second quarter 2005 reflecting:

•	Currency benefit of 1-percentage point.

•	5% growth in office and production digital products and 8% growth in DMO, which were partially offset by a 40% decline in analog light lens products.

•	17% growth in color post sale and other revenue. Color represented 31% of post sale and other revenue in the second quarter 2006 versus 27% in the second quarter 2005.

•	Approximately 9% of total pages were printed on color devices and color pages generate around five times more revenue and gross profit dollars than black and white pages.

Within post sale and other revenue, service, outsourcing, and rental revenue of $1,884 million increased approximately 1% reflecting growth in outsourcing revenue partially offset by a decline in revenue from service and rentals. Supplies, paper, and other sales of $773 million grew 8% year-over-year.

Production

Production second quarter 2006 post sale and other revenue grew 1% and reflected growth in color products which was partially offset by declines in revenue from high-end black and white digital products and older light lens technology.

Office

Office second quarter 2006 post sale and other revenue increased approximately 2% from second quarter 2005 and reflected growth in revenue from color multifunction devices and color printers.

DMO

DMO second quarter 2006 post sale and other revenue growth of approximately 8% was driven by growth in revenue from color products and services.

Other

Post sale and other revenue within the Other segment increased 1% in the second quarter 2006 primarily driven by increased paper sales. Paper and other supplies revenue comprised approximately two-thirds of second quarter 2006 Other segment post sale and other revenue.

Key Ratios and Expenses

	Three Months Ended June 30,
	2006	2005	Change
Gross Margin
Sales	36.2%	36.0%	0.2	pts.
Service, outsourcing and rentals	43.3	42.2	1.1
Financing Income	64.0	62.3	1.7
Total	41.1	40.4	0.7

R, D&E % Revenue	5.8	6.2	(0.4)
SAG % Revenue	25.6	26.7	(1.1)

Gross Margin

Second quarter 2006 total gross margin of 41.1% increased 0.7-percentage points compared to second quarter 2005 as cost improvements and other variances of 2.6-percentage points more than offset the unfavorable impact of price declines and activity mix of 1.9-percentage points.

Sales gross margin increased 0.2-percentage points as cost improvements, favorable mix of equipment and other variances of 2.2-percentage points more than offset the impact of price declines of 2.0–percentage points. Cost improvements reflect manufacturing productivity while price declines were equipment-related and in line with historical levels.

Service, outsourcing and rentals margin increased 1.1-percentage points as year-over-year cost improvements and other variances of 3.7-percentage points more than offset the impacts of price declines and unfavorable activity mix of 2.6-percentage points. Cost improvements were driven by service labor productivity.

Research, Development and Engineering (“R, D&E”)

R, D&E of $230 million in the second quarter 2006 was approximately $12 million lower than the second quarter 2005. R&D of $186 million decreased by $2 million and sustaining engineering costs of $44 million decreased by $10 million. The decrease in sustaining engineering was primarily in the Production segment and reflected lower spending related to environmental compliance activities and maturing product platforms.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG expenses of $1,020 million in the second quarter 2006 were $26 million lower than the second quarter 2005. The decrease in SAG expenses reflected the following:

•	$17 million reduction in selling expenses compared to second quarter 2005 included savings from restructuring initiatives and the absence of a one-time special compensation payment related to the 2005 annual merit increase process.

•	$15 million reduction in general and administrative (“G&A”) expenses as a result of continued expense management initiatives.

•	$21 million in bad debt expense was $6 million higher than second quarter 2005, but was comparable to first quarter 2006. This level of bad debt expense continues to reflect the favorable trend in write-offs, receivables aging and collections.

Restructuring Charges

During the second quarter 2006, we recorded restructuring charges of $36 million primarily related to headcount reductions of approximately 500 employees primarily in North American service organizations. The remaining reserve balance as of June 30, 2006, for all programs was $135 million, of which approximately $42 million is expected to be spent over the remainder of 2006.

Worldwide Employment

Worldwide employment of 55,100 at June 30, 2006, declined approximately 100 from year-end 2005 reflecting activity from ongoing restructuring programs and hiring in strategic business areas.

Other Expenses (Income), Net

	Three Months Ended June 30,
(in millions)	2006	2005
Non-financing interest expense	$60	$62
Interest income	(16)	(88)
Gains on sales of businesses and assets	(10)	(4)
Currency losses (gains), net	10	(6)
Amortization of intangible assets	10	10
Legal matters and other expenses, net	28	12

Total	$82	$(14)

Non-Financing Interest Expense

Second quarter 2006 non-financing interest expense of $60 million was $2 million lower than the second quarter 2005. The decline is primarily due to lower average debt balances, partially offset by higher interest rates.

Interest Income

Second quarter 2006 interest income of $16 million decreased $72 million compared to second quarter 2005. The second quarter 2005 interest income included $57 million in interest associated with a settlement of the 1996-1998 IRS audit. Excluding this item interest income decreased $15 million, primarily reflecting lower average cash balances.

Gains on Sales of Businesses and Assets

Second quarter 2006 gains of $10 million reflect the receipt from escrow of additional proceeds from our sale of Integic in the first quarter 2005. The proceeds were placed in escrow upon the sale of Integic pending completion of an indemnification period which ended in May 2006.

Currency Losses, Net

Currency gains and losses netted a loss of $10 million in the second quarter 2006 compared to a gain of $6 million in the second quarter 2005. Net second quarter 2006 currency losses reflected the following offsetting impacts:

•	Losses related to the mark-to-market of derivative contracts, due to the strengthening Euro and Sterling, which are economically hedging the cost of anticipated foreign currency denominated inventory purchases and other payments in Europe.

•	Gains related to the mark-to-market of derivative contracts, due to the strengthening Japanese Yen, economically hedging the cost of anticipated foreign currency denominated inventory purchases in the United States.

Legal Matters and Other Expenses, Net

Legal and other expenses of $28 million in the second quarter 2006 included $13 million of unamortized deferred debt issuance costs associated with the termination of the 2003 Credit Facility. Legal matters of $10 million primarily included charges of $19 million associated with probable losses from various legal matters partially offset by $12 million of proceeds from the previously disclosed Palm litigation matter. The remaining proceeds from the Palm litigation matter of $10.5 million are associated with a license and are recorded in Sales as licensing revenue.

Income Tax Expense

In the second quarter 2006, we recorded income tax expense of $22 million compared with income tax benefit of $(233) million in the second quarter 2005. The effective tax rate for the second quarter 2006 was 8.3% versus (199.1)% in the second quarter 2005.

The 2006 second quarter effective tax rate of 8.3% was lower than the U.S. statutory tax rate of 35% primarily reflecting tax benefits of $46 million from the resolution of certain tax issues associated with foreign tax audits, $11 million from the reversal of a valuation allowance on deferred tax assets associated with foreign net operating loss carryforwards, the geographical mix of income and the related effective tax rates in those jurisdictions and a tax law change.

The 2005 second quarter effective tax rate of (199.1)% was lower than the U.S. statutory tax rate of 35% primarily due to a tax benefit of $253 million associated with the finalization of the 1996-1998 Internal Revenue Service audit. The finalization of this audit yielded benefits associated with a change in tax law that allowed us to recognize a tax benefit for capital losses associated with the disposition of our insurance group operations, as well as favorable resolution of other tax matters. Also contributing to this lower effective tax rate was a $33 million tax benefit from the reversal of a valuation allowance on deferred tax assets associated with foreign net operating loss carryforwards. This reversal followed a re-evaluation of their future realization resulting from a refinancing of a foreign operation.

Our effective tax rate is based on recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events (such as audit settlements) that may not be predictable. We anticipate that our effective tax rate for the remainder of the year will approximate 33%, excluding the effects of any future discrete events, and we expect our full year tax rate to be approximately 26%.

Segment Operating Profit

	Three Months Ended June 30,
(in millions, except operating margin)	2006	2005	Change
Revenues
Production	$1,134	$1,125	1%
Office	1,927	1,914	1%
Developing Markets Operations (DMO)	469	440	7%
Other	447	442	1%

Total Revenues	$3,977	$3,921	1%

Memo: Color	$1,364	$1,200	14%
Operating Profit
Production	$88	$79	$9
Office	213	173	40
DMO	34	19	15
Other	(13)	66	(79)

Total Operating Profit	$322	$337	$(15)

Operating Margin
Production	7.8%	7.0%	0.8	pts
Office	11.1%	9.0%	2.1	pts
DMO	7.2%	4.3%	2.9	pts
Other	(2.9)%	14.9%	(17.8	) pts

Total Operating Margin	8.1%	8.6%	(0.5	) pts

Total segment operating profit of $322 million in the second quarter 2006 was $15 million lower than the second quarter 2005. The second quarter 2006 operating margin declined 0.5-percentage points year-over-year. The Other segment profit in the second quarter 2005 included a $57 million interest income benefit associated with the finalization of the 1996-1998 IRS audit. Excluding this benefit, operating margin improved by approximately 1-percentage point.

Production

Second quarter 2006 Production profit of $88 million increased $9 million from 2005. Operating profit margin improved 0.8-percentage points in the second quarter. The increase in operating profit reflected higher year-over-year gross profit, which was favorably impacted by growth in color post sale revenues.

Office

Second quarter 2006 Office profit of $213 million increased $40 million from 2005. Operating profit margin improved by 2.1-percentage points in the second quarter reflecting higher gross profit and lower expenses.

DMO

Second quarter 2006 DMO profit of $34 million increased $15 million from 2005. Operating profit margin improved 2.9-percentage points in the second quarter. The $15 million increase in profit reflects higher gross profit and lower SAG expenses.

Other

Second quarter 2006 Other operating loss of $13 million declined $79 million from second quarter 2005 primarily due to a $57 million interest income benefit associated with the finalization of the 1996-1998 Internal Revenue Service tax audit.

Capital Resources and Liquidity

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended June 30, 2006 and 2005:

	Three Months Ended June 30,
(in millions)	2006	2005	Amount Change
Net cash provided by operating activities	$220	$290	$(70)
Net cash provided by (used in) investing activities	12	(237)	249
Net cash used in financing activities	(859)	(1,410)	551
Effect of exchange rate changes on cash and cash equivalents	11	(29)	40

Decrease in cash and cash equivalents	(616)	(1,386)	770
Cash and cash equivalents at beginning of period	1,598	3,298	(1,700)

Cash and cash equivalents at end of period	$982	$1,912	$(930)

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:

	2006	2005
Cash and cash equivalents	$982	$1,912
Short-term investments	199	190

Total Cash, cash equivalents and Short-term investments	$1,181	$2,102

Cash Flows from Operating Activities

Net cash provided by operating activities of $220 million in the second quarter 2006 decreased $70 million from second quarter 2005. The changes in operating cash flows included the following:

•	$148 million increase in pre-tax income.

•	$61 million decrease due to higher year-over-year growth in inventory and equipment on operating leases primarily associated with new product launches.

•	$60 million decrease due to higher accounts receivable resulting from increased revenue and timing of billings.

•	$55 million decrease due to a year-over-year reduction in accounts payable and accrued compensation primarily due to lower year-over-year purchases.

•	$35 million decrease resulting from higher restructuring payments.

Cash Flows from Investing Activities

Net cash provided by investing activities of $12 million in the second quarter 2006 increased $249 million from second quarter 2005 reflecting the following:

•	$187 million increase as a result of lower net purchases of short-term investments. The second quarter 2005 was the initial quarter of our short-term investments program.

•	$55 million increase as a result of lower escrow and other restricted investments balances associated with our secured borrowing programs.

Cash Flows from Financing Activities

Net cash used in financing activities of $859 million in the second quarter 2006 decreased $551 million from second quarter 2005 reflecting the following:

•	$1,077 million lower primarily resulting from the 2005 net repayments on term and other unsecured debt, including scheduled bond maturities.

•	$287 million higher repayments on secured borrowings.

•	$225 million used in second quarter 2006 in connection with the company’s share repurchase program.

Customer Financing Activities and Debt

The following table compares finance receivables to financing-related debt as of June 30, 2006:

	Finance Receivables, Net	Secured Debt
Finance Receivables Encumbered by Loans (1)
GE Secured Loans:
United States	$1,375	$1,198
Canada	184	130
United Kingdom	640	618

Total GE encumbered finance receivables, net	2,199	1,946

Merrill Lynch Loan – France	452	394
DLL - Netherlands	217	177

Total encumbered finance receivables, net	2,868	$2,517

Unencumbered finance receivables, net	4,903

Total finance receivables, net(2)	$7,771
Equipment on operating leases, net	439

Total Finance Assets, net(3)	$8,210

(1)	Encumbered finance receivables represent the book value of finance receivables that secure each of the indicated loans.
(2)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the Condensed Consolidated Balance Sheets as of June 30, 2006.
(3)	Includes (i) finance receivables, net and (ii) equipment on operating leases, net to reflect the total assets associated with our lease or finance business. Management expects to leverage or fund these assets at a 7 to 1 debt-to-equity ratio.

As of June 30, 2006, 37% of total finance receivables were encumbered as compared to 44% at December 31, 2005. Also as of June 30, 2006, approximately 36% of total debt was secured by finance receivables and other assets compared to 49% at December 31, 2005. Consistent with our objective to rebalance the ratio of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans for the balance of 2006. We expect the level of secured debt as a percent of total debt to approximate 35% by the end of 2006. Our debt maturities are as follows:

	Unsecured Debt	Debt Secured by Finance Receivables	Other Secured Debt	Total Debt
Third Quarter	$155	$256	$3	$414
Fourth Quarter	14	216	3	233

2006	169	472	6	647

First Quarter	6	183	3	192
Second Quarter	263	168	3	434
Third Quarter	—	609	2	611
Fourth Quarter	—	228	2	230

2007	269	1,188	10	1,467
2008	29	700	6	735
2009	897	109	6	1,012
2010	677	43	2	722
Thereafter	2,497	5	34	2,536

Total	$4,538	$2,517	$64	$7,119

Recent Events

On June 14, 2006, Xerox announced it would expand its document management services business by agreeing to acquire privately-held Amici LLC for $174 million. Amici is a leading provider of electronic-discovery (e-discovery) services, primarily supporting litigation and regulatory compliance. The acquisition of Amici was completed on July 21, 2006.

On July 3, 2006, 9.2 million shares of 6.25% Series C Mandatory Convertible Preferred Stock were automatically converted into 74.8 million common shares. As a result of the automatic conversion, there are no remaining outstanding shares of our Series C Mandatory Convertible Preferred Stock. The issuance of Xerox shares upon automatic conversion had no impact on diluted earnings per share as they were previously included in our diluted EPS calculation in accordance with the “if converted” accounting methodology.

The board of directors has approved an additional authorization to repurchase up to $500 million of the company’s common stock. The company expects the stock to be repurchased over the next 6–12 months, primarily through open-market purchases. Open-market repurchases will be made in compliance with the Securities and Exchange Commission’s Rule 10b-18, and are subject to market conditions as well as applicable legal and other considerations.

Other Items

Reference has been made in this press release to “signings for document management services.” Services signings represents management’s estimate of the total contract life value of managed services and value-added services contracts signed within the period.

This estimate includes new contracts, renewals, extensions, and amendments to existing contracts. The total contract life value is defined as the average monthly commitment minimum multiplied by the number of months in the contract, plus an estimate of any other revenue related to the contract, but not included in the minimum. If a contract does not have a monthly commitment minimum, management develops an estimate based on historical and expected usage patterns and other relevant information. Our contracts have terms that generally range from 3 to 5 years.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. Additional information concerning these and other factors is included in the company’s 2005 Form 10-K and first-quarter 2006 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Basic Earnings per Share:

Income from continuing operations	260	370	460	580
Accrued dividends on Series C Mandatory Convertible Preferred Stock	(15)	(15)	(29)	(29)

Adjusted income from continuing operations	245	355	431	551
Income from discontinued operations, net of tax	—	53	—	53

Adjusted net income available to common shareholders	245	408	431	604

Weighted Average Common Shares Outstanding	913,503	960,450	920,422	959,631

Basic Earnings per Share
Earnings from continuing operations	0.27	0.37	0.47	0.57
Earnings from discontinued operations	—	0.06	—	0.06

Basic Earnings per Share	0.27	0.43	0.47	0.63

Diluted Earnings per Share:

Income from continuing operations	260	370	460	580
Interest on Convertible Securities, net	—	—	1	1

Adjusted income from continuing operations	260	370	461	581
Income from discontinued operations, net of tax	—	53	—	53

Adjusted net income available to common shareholders	260	423	461	634

Weighted Average Common Shares Outstanding	913,503	960,450	920,422	959,631
Common shares issuable with respect to:
Stock options	8,459	10,024	8,884	11,434
Restricted stock and performance shares	3,054	1,170	3,035	253
Series C Mandatory Convertible Preferred Stock	74,797	74,797	74,797	74,797
Convertible securities	1,992	1,992	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	1,001,805	1,048,433	1,009,130	1,048,107

Diluted Earnings per Share
Earnings from continuing operations	0.26	0.35	0.46	0.55
Earnings from discontinued operations	—	0.05	—	0.05

Diluted Earnings per Share	0.26	0.40	0.46	0.60